UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 18, 2006
 Date of Report (Date of earliest event reported)

ICP SOLAR TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-51790	20-0643604
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

7075 Place Robert-Joncas
Montreal, Quebec	H4M 2Z2
(Address of principal executive offices)	(Zip Code)

(514) 270-5770
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1     REGISTRANT’s BUSINESS AND OPERATIONS

ITEM 1.01        ENTRY INTO A DEFINITIVE MATERIAL AGREEMENT

ICP Solar Technologies Inc. (the "Company"), a developer, manufacturer and marketer of solar cells and products, announced today that the Company has signed an agreement to begin supplying solar energy solutions worth up to EUR 15 million annually to Tejas Solares, a leading residential solar system developer. To support its expansion in the Europe, Middle East, African and Asia-Pacific markets, the Company is opening its EMEA - PAC offices in Madrid, effective immediately.

On December 14 2006, the Company and Tejas Solares signed a binding letter of intent ("Letter of Intent"). Under the terms of the Letter of Intent, the Company will provide a new kind of solar tile specifically designed for Spanish home models, currently under development, to Tejas Solares. In return, Tejas Solares will commit to using the Company's innovative solution in at least 2000 homes annually on the Spanish market.

The Company's new Madrid office, located at Avenida de La Vega 1, Edificio Veganova in Alcobendas, will support this and all other contracts for European, Middle Eastern and Asia-Pacific (EMEA-PAC) clients. Serving these strong solar markets, the Spanish office will be perfectly placed to bring the Company's innovative designs to Consumer, OEM and Building Integrated Solar Materials channels throughout the region.

The aforementioned does not purport to be a complete description of the Letter of Intent and is qualified in its entirety by reference to the Letter of Intent, filed as an exhibit herewith and incorporated herein by reference.

SECTION 8     OTHER EVENTS

ITEM 8.01        OTHER EVENTS

On December 18, 2006, the Company issued a press release announcing the execution of the Letter of Intent, which is filed as an exhibit hereto.

SECTION 9     FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01        FINANCIAL STATEMENTS AND EXHIBITS

(c ) Exhibits

2.1    Letter of Intent, dated December 14, 2006, between ICP Solar Technologies Inc. and Techas Solares SA

99.1  Press release dated December 18, 2006, of ICP Solar Technologies Inc., announcing the execution of the Letter of Intent.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICP SOLAR TECHNOLOGIES INC.

Date: December 20, 2006
	By:	/s/ Sass Peress
SASS PERESS
President, Chief Executive Officer and Chairman